Exhibit 99.1
PRESS RELEASE
For information contact

Investment Community	Trade Media	Financial News Media
Jim Storey	Barbara Yeninas	Meaghan Repko
Director, Investor Relations	BSY Associates	Joele Frank, Wilkinson Brimmer Katcher
704-973-7107	732-817-0400	212-355-4449
HORIZON LINES REACHES RESOLUTION WITH DEPARTMENT
OF JUSTICE AND MOVES FORWARD ON DEBT REFINANCING EFFORTS
Company in Constructive Discussions with Lenders
Regarding Waivers as it Seeks New Long-term Financing
Provides Preliminary 2010 Results and 2011 Outlook; Suspends Dividend
CHARLOTTE, NC (February 24, 2011) — Horizon Lines, Inc. (NYSE: HRZ) today confirmed that it has entered into a plea agreement with the Antitrust Division of the U.S. Department of Justice (DOJ). Under the agreement, which is subject to court approval, Horizon Lines will plead guilty to a charge of violating federal antitrust laws solely with respect to the Puerto Rico tradelane and pay a fine of $45 million over five years without interest.
With the resolution of the DOJ investigation, Horizon Lines is in discussions with certain of its lenders to waive a judgment default that will arise from the plea agreement and to provide financial covenant relief as the company seeks new long-term financing.
“We are very pleased to have reached a resolution with the Department of Justice,” said Michael T. Avara, Senior Vice President and Chief Financial Officer. “We now look forward to moving ahead in our discussions with lenders. We remain very focused on serving our customers well, further improving our operational excellence, and financially strengthening our company for the benefit of all of our stakeholders.”
DOJ Plea Agreement and Civil Antitrust Update
Under terms of the plea agreement, which is subject to court approval, Horizon Lines will plead guilty to a charge of violating section 1 of the Sherman Act with respect to the Puerto Rico tradelane between May 2002 and April 2008 and pay a fine of $45 million. The fine is payable over a five-year period as follows: $1 million within 30 days after imposition of the sentence by the court, $1 million on the first anniversary thereafter, $3 million on the second anniversary, $5 million on the third anniversary, $15 million on the fourth anniversary, and $20 million on the fifth anniversary.
The plea agreement provides that Horizon Lines will not face additional charges relating to the Puerto Rico tradelane. The DOJ also agreed that the company will not face any charges in connection with the DOJ’s investigation into the Alaska trade, and indicated that the company is not a subject or target of any investigation by the DOJ into the Hawaii and Guam trades.

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Additionally, the DOJ has agreed that it will not bring criminal charges against any current director or officer, although this agreement does not extend to the company’s current Chief Executive Officer or to the company’s current Chief Operating Officer.
As previously announced, Horizon Lines has been cooperating with the DOJ since the company became aware of the investigation in April 2008, and has strengthened its corporate compliance and training programs to prevent recurrence of the conduct giving rise to the investigation.
“We have taken major steps to put the issues in the Puerto Rico tradelane behind us and are working diligently to resolve the civil litigation arising out of the DOJ investigation as it relates to Puerto Rico,” Mr. Avara said. “These steps include reaching a settlement with the plaintiffs in the direct purchaser Puerto Rico class-action antitrust cases. As part of this process, Walmart recently released us from antitrust claims related to the Puerto Rico tradelane.”
Horizon Lines also entered into a Memorandum of Understanding (MOU) on February 22, 2011, with the Commonwealth of Puerto Rico and attorneys representing indirect purchasers. The indirect purchasers allege they paid inflated prices for goods imported to Puerto Rico as a result of the alleged price fixing conspiracy. Under the MOU, the company has agreed to pay $1.8 million in exchange for a full release. The settlement agreement, when negotiated and entered into by the parties, will be subject to court approval.
Credit Agreement Amendment
In conjunction with the DOJ resolution, Horizon Lines is working with financial advisor Moelis & Company and the legal firm Kirkland & Ellis LLP to help the company fully evaluate refinancing options and pursue an amendment to its current credit agreement. Regarding its credit agreement, Horizon Lines is seeking to waive or otherwise satisfy the default conditions that would be triggered by the amount of the $45 million judgment issued by the court. The company also is requesting, by early March, relief from anticipated future financial covenant noncompliance, as it seeks new long-term financing.
Mr. Avara continued, “Horizon Lines and its advisors are engaging in constructive discussions with lenders to identify the best refinancing options for our company. We are working closely with our lenders and targeting completion of the refinancing process in the second or third quarter.”
2010 Preliminary Results
Horizon Lines is scheduled to report fourth-quarter and full-year financial results on March 3, 2011. For the fiscal year ended December 26, 2010, the company expects to report adjusted EBITDA of approximately $96.0 million (see reconciliation table). Despite achieving results lower than expectations, Horizon Lines maintained compliance with all debt covenants during fiscal 2010. The company’s fourth-quarter results were adversely impacted by lower-than-projected volumes in its Hawaii trade lane, rising fuel prices, continued rate pressures, particularly in Puerto Rico, and the anticipated start-up costs related to the company’s new China service.
In conjunction with the DOJ agreement, fiscal 2010 financial results will include a charge of $30.0 million, which represents the present value of the $45 million in installment payments.
The company also has decided to divest its Logistics business and is in discussions to sell the unit, but can give no assurances that a transaction will take place.
2011 Outlook
The company currently anticipates modest EBITDA growth in 2011 compared to 2010. The typically slow first quarter is expected to be exacerbated by the seasonality of the company’s

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new China service, which replaces a more consistent month-to-month earnings stream produced by its previous space charter agreement with Maersk. As a result, Horizon Lines does not expect to be in compliance with its existing financial covenants, but is seeking the credit agreement amendment to address this. The company expects 2011 financial results to improve in line with the economic recovery in its domestic tradelanes, the ramp-up of the new China business and the continued implementation of aggressive cost-reduction initiatives.
Horizon Lines will provide a more detailed review of its financial and operational performance in 2010, as well as its outlook for 2011 in connection with the company’s earnings announcement on March 3, 2011.
Dividend
In light of the company’s ongoing refinancing initiative and its outlook for 2011, the Horizon Lines Board of Directors has suspended the company’s quarterly dividend, effective immediately.
Use of Non-GAAP Measures
Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, including Adjusted EBITDA, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels this non-GAAP measure enhances the user’s overall understanding of the company’s current financial performance relative to past performance and provides a better baseline for modeling future earnings expectations. Adjusted EBITDA, a non-GAAP measure, is reconciled in the financial table accompanying this news release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.
About Horizon Lines
Horizon Lines, Inc., is the nation’s leading domestic ocean shipping and integrated logistics company. The company owns or leases a fleet of 20 U.S.-flag containerships and operates five port terminals linking the continental United States with Alaska, Hawaii, Guam, Micronesia, and Puerto Rico. The company provides express trans-Pacific service between the U.S. West Coast and the ports of Ningbo and Shanghai in China, manages a domestic and overseas service partner network and provides integrated, reliable and cost competitive logistics solutions. Horizon Lines, Inc., is based in Charlotte, NC, and trades on the New York Stock Exchange under the ticker symbol HRZ.
Forward Looking Statements
The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “will”, “seeking,” “scheduled,” “expects,” “anticipates” and similar expressions or phrases identify forward-looking statements.
All forward-looking statements involve risk and uncertainties. Factors that may cause expected results or other anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: failure by us or the DOJ to comply with the terms of the plea agreement; the court disapproving the plea agreement; any new developments relating

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to antitrust matters in any of our trades; court disapproval of the class-action settlement in Puerto Rico; decreases in shipping volumes; volatility in fuel prices; our substantial debt; restrictive covenants under our debt agreements; or the loss of our key management personnel.
In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. See the section entitled “Risk Factors” in our Form 10-K filed with the SEC on February 4, 2010, and in our Form 10-Q for the period ended June 20, 2010, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.
(EBITDA Reconciliation Table Follows)

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Horizon Lines, Inc.
EBITDA and Adjusted EBITDA Reconciliation
($ in Millions, Totals are Approximate)

Year Ended
December 26, 2010
Net Loss	$(54.5)
Net Loss from Discontinued Operations	(8.8)

Net Loss from Continuing Operations	(45.7)

Interest Expense, Net	40.1
Tax Expense	0.3
Depreciation and Amortization	59.5

EBITDA	54.2
Department of Justice Settlement	30.0
Puerto Rico Indirect Purchaser Settlement	1.8
Restructuring Charge	2.0
Antitrust Legal Fees	5.2
Impairment Charge	2.6
Union Severance	0.6

Adjusted EBITDA	$96.4

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance, (ii) the senior credit facility contains covenants that require the Company to maintain certain interest expense coverage and leverage ratios, which contain EBITDA, and (iii) EBITDA is a measure used by our management team to make day-to-day operating decisions. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, for making day-to-day operating decisions and w hen determining the payment of discretionary bonuses.
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